UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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TESSERA TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 11, 2011

Tessera Technologies, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50460	16-1620029
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3025 Orchard Parkway

San Jose, California 95134

(Address of Principal Executive Offices, including Zip Code)

(408) 321-6000

(Registrant’s telephone number, including area code)

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2011, Tessera Technologies, Inc. (“Tessera”) announced that Tessera’s Board of Directors has appointed Robert A. Young, Ph.D. to serve as President and Chief Executive Officer of Tessera effective May 11, 2011. Henry R. Nothhaft resigned as President and Chief Executive Officer of Tessera effective May 11, 2011 to pursue his advocacy of smart innovation policies in Washington, as presented in his recently-released book Great Again – Revitalizing America’s Entrepreneurial Leadership (Harvard Business Press). Mr. Nothhaft has also resigned as Chairman of the Board and a director of Tessera effective May 20, 2011. He will serve as a consultant to Tessera for a two year period ending on May 11, 2013 (the “Consulting Period”) to assist Tessera with various endeavors. Tessera’s Board of Directors has appointed current director Robert J. Boehlke as Chairman of the Board to succeed Mr. Nothhaft in that position on May 20, 2011.

Dr. Young, 68, has served as a member of Tessera’s Board of Directors since 1991 and served as Chairman of the Board from 1996 to 2002. Additional information regarding Dr. Young can be found in Tessera’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (“SEC”) on April 13, 2011 (the “Proxy Statement”) related to Tessera’s 2011 Annual Meeting of Stockholders to be held on May 24, 2011 (the “2011 Annual Meeting”).

Dr. Young and Tessera have entered into an employment letter agreement (the “Young Employment Letter Agreement”). Pursuant to the Young Employment Letter Agreement, Dr. Young will be paid $57,000 per month for his service as President and Chief Executive Officer. Dr. Young will be eligible to receive an annual bonus at the discretion of the Board of Directors. Dr. Young will also receive an option to purchase 80,000 shares of common stock, subject to the terms and conditions under Tessera’s Fifth Amended and Restated 2003 Equity Incentive Plan, vesting in substantially equal monthly installments over a period of 12 months. See the Proxy Statement for a description of the terms and conditions of Tessera’s Fifth Amended and Restated 2003 Equity Incentive Plan.

As disclosed in the Proxy Statement, the listing requirements of the NASDAQ Stock Market require that all members of Tessera’s Audit Committee and Nominating Committee be “independent” as defined by applicable NASDAQ Stock Market and SEC rules. Since Dr. Young is serving as President and Chief Executive Officer, he will not be considered to be an independent director. As a consequence, Tessera’s Board of Directors has removed Dr. Young from the Audit Committee and the Nominating Committee. To replace Dr. Young as chairman of the Audit Committee, the Board of Directors has appointed Mr. Boehlke to serve as chairman of that committee. The Board of Directors has also appointed David C. Nagel, Ph.D. to serve as chairman of the Compensation Committee (in place of Mr. Boehlke) and John B. Goodrich to serve as chairman of the Nominating Committee (in place of Dr. Nagel). The Board of Directors has also determined that Mr. Boehlke is an “Audit Committee Financial Expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, by virtue of his relevant experience listed in his biographical summary provided in the Proxy Statement. As a result of the foregoing, the Audit Committee is now comprised of Mr. Boehlke (chair) and Mr. Goodrich, the Compensation Committee is comprised of Dr. Nagel (chair), Mr. Boehlke and Mr. Goodrich, and the Nominating Committee is comprised of Mr. Goodrich (chair) and Dr. Nagel, and such committee configuration is expected to continue following the adjournment of the 2011 Annual Meeting. Under applicable NASDAQ Stock Market rules and the Audit Committee Charter, the Audit Committee is required to be composed of at least three directors and Tessera will have until November 7, 2011 to appoint a third director to the Audit Committee to comply with this requirement.

As disclosed above, Tessera’s Board of Directors has appointed Mr. Boehlke as non-executive Chairman of the Board effective May 20, 2011. Mr. Boehlke will receive an annual fee of $17,000 for his service in the capacity, in addition to the other director fees to which he is entitled pursuant to the Company’s non-employee director compensation policy as described in the Proxy Statement. Since the position of Chairman of the Board is now separated from the role of Chief Executive Officer, no Lead Independent Director will be appointed to succeed Nicholas E. Brathwaite in that position upon the adjournment of the 2011 Annual Meeting, as had been described in the Proxy Statement. Tessera’s Board of Directors believes at the present time that separating the roles of Chief Executive Officer and Chairman of the Board is in the best interests of the Tessera and its stockholders because it provides the appropriate balance between strategy development and oversight and accountability of management. However, no single leadership model is appropriate for all companies and at all times. The Board of Directors recognizes that depending on the circumstances, other leadership models might be appropriate. Tessera’s Amended and Restated Bylaws allow for the Chief Executive Officer and Chairman of the Board positions to be held by the same individual. Accordingly, the Board of Directors plans to periodically review its leadership structure.

Pursuant to the Separation and Consulting Agreement entered into between Mr. Nothhaft and Tessera on March 11, 2011 (the “Nothhaft Separation Agreement”), Mr. Nothhaft will receive cash severance equal to $830,000, payable on the date on which his general release of claims in favor of Tessera becomes effective. For the first 11 months of the Consulting Period, Mr. Nothhaft will not receive consulting fees. During the final 13 months of the Consulting Period, Mr. Nothhaft will be eligible earn $490,000 in consulting fees, payable ratably each month. If Tessera terminates its consulting arrangement with Mr. Nothhaft for any reason, if Mr. Nothhaft terminates the consulting arrangement as a result of Tessera’s material breach of its obligations thereunder, or in the event of Mr. Nothhaft’s death or disability, the balance of the consulting fees for the Consulting Period that have not been paid will accelerate and become payable following the date on which his supplemental release of claims in favor of Tessera becomes effective. Additionally, pursuant to the Nothhaft Separation Agreement, Mr. Nothhaft will receive one year’s vesting credit under his outstanding equity awards on the date on which his general release of claims in favor of Tessera becomes effective (other than performance awards, with respect to which he will receive accelerated vesting of 12.5% of the total number of shares subject to each such award) and his outstanding equity awards (other than performance awards) will continue to vest under their existing vesting schedules during the first year of the Consulting Period. This additional vesting will be accelerated in the event Tessera terminates its consulting arrangement with Mr. Nothhaft for any reason, if Mr. Nothhaft terminates the consulting arrangement as a result of Tessera’s material breach of its obligations thereunder, or in the event of Mr. Nothhaft’s death or disability. Mr. Nothhaft will be entitled to exercise his vested equity awards for a period of 90 days following the second anniversary of his termination date. Mr. Nothhaft is also entitled to two years of continued health coverage at Tessera’s expense. In addition, Tessera has agreed to reimburse Mr. Nothhaft for the reasonable out of pocket expenses incurred by him in connection with the promotion and marketing of his book, Great Again – Revitalizing America’s Entrepreneurial Leadership (Harvard Business Press), in accordance with the Company’s budget relating thereto. In connection with the Nothhaft Separation Agreement, Tessera expects to incur an additional $2.9 million in GAAP operating expenses during the second quarter of 2011, which includes $2.1 million of stock based compensation expense.

The foregoing provides only a brief description of the terms and conditions of the Young Employment Letter Agreement and of the Nothhaft Separation Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Young Employment Letter Agreement and the Nothhaft Separation Agreement that will be filed as exhibits to Tessera’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2011.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 11, 2011 and effective as of that date, Tessera’s Board of Directors approved an amendment to Tessera’s Amended and Restated Bylaws to reduce the size of Tessera’s Board of Directors from six (6) persons to five (5) persons.

Mr. Nothhaft is no longer a nominee for election as a director at the 2011 Annual Meeting. Any stockholder that has submitted a proxy does not need to resubmit a proxy, unless the stockholder wishes to revoke the original proxy. Stockholders who have not yet submitted their proxies may still do so by following the same voting instructions previously received from Tessera by stockholders of record or from a stockholder’s broker, bank or other nominee for stockholders whose shares are held in street name. The proxy holders will vote the shares as instructed by the stockholder with respect to the existing nominees other than votes with respect to Mr. Nothhaft, which will be disregarded.

The preceding discussion of Tessera’s amendment to its Amended and Restated Bylaws is qualified by the text of the amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

On May 11, 2011, Tessera issued a press release announcing Dr. Young’s appointment as President and Chief Executive Officer of Tessera and Mr. Nothhaft’s resignation as Chairman of the Board, Chief Executive Officer, President and a director of Tessera. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Third Amendment to the Amended and Restated Bylaws, dated May 11, 2011

99.1	Press Release, dated May 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2011

TESSERA TECHNOLOGIES, INC.

By:	/S/ MICHAEL ANTHOFER
Name:	Michael Anthofer
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Third Amendment to the Amended and Restated Bylaws, dated May 11, 2011

99.1	Press Release, dated May 11, 2011

Exhibit 3.1

THIRD AMENDMENT TO TESSERA TECHNOLOGIES, INC.

AMENDED AND RESTATED BYLAWS

Dated: May 11, 2011

Pursuant to the resolutions duly adopted by the Board of Directors of Tessera Technologies, Inc., a Delaware corporation (the “Company”), effective May 11, 2011, the Amended and Restated Bylaws of the Company, as amended May 12, 2010 and April 13, 2011 (the “Bylaws”), are amended as follows.

Section 3.2 of the Bylaws is hereby amended by replacing the first sentence of Section 3.2 with the following: “The authorized number of directors shall be five (5) until changed by a proper amendment to this Section 3.2.”

Exhibit 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

Judy Erkanat

Public Relations

408-321-6751

Tessera Announces Executive Transition

- Management to Hold Conference Call at 3pm PT Today -

SAN JOSE, Calif. – May 11, 2011 – Tessera Technologies, Inc. (NASDAQ: TSRA) announced that effective today, the company’s Board of Directors appointed Robert A. Young, Ph.D., as president and chief executive officer. Young is currently a member Tessera’s Board of Directors. Henry R. Nothhaft resigned today as the company’s president and chief executive officer to pursue his advocacy of smart innovation policies in Washington, as presented in his recently-released book Great Again – Revitalizing America’s Entrepreneurial Leadership (Harvard Business Press).

Nothhaft will continue to serve as chairman of the board of directors until May 20, 2011, shortly before the company’s upcoming 2011 annual meeting of stockholders, and will remain in a non-executive advisory role to assist Tessera with various endeavors thereafter. Robert J. Boehlke will succeed Nothhaft as chairman. Boehlke is currently a member of Tessera’s Board of Directors.

“On behalf of the board and the entire company, I would like to thank Hank for his service to Tessera as a member of our board of directors and CEO,” said Young. “Under Hank’s leadership, the company made numerous operational improvements and experienced growth, both organic and acquired. We wish Hank all the best in the years to come.”

“Tessera is a great company, with an exciting future ahead, and I am reluctant to leave,” said Henry R. Nothhaft. “But the impact on our economy of national innovation policies, including the patent reform legislation currently pending in Congress, presents a significant challenge at this critical juncture. This is where I’d like to focus my time and efforts now.”

Young has served as a member of Tessera’s board of directors since its inception in 1991. He has had a broad career including 17 years at IBM Corporation, where he held various executive positions. Subsequently, Young served as the managing partner of Dillon, Read & Co., Inc.’s venture capital operation before serving as Dillon, Read & Co.’s head of Technology Banking. He has a Ph.D. in physical chemistry from the Massachusetts Institute of Technology and a B.S. with honors in chemistry from the University of Delaware.

“This is a very exciting time in the company’s history, given the opportunities we see to maximize long-term shareholder value,” continued Young. “The investments made in the last several years have positioned us well to take advantage of two rapidly growing and changing markets: consumer optics and intellectual property. The board has initiated efforts to re-structure the businesses to take full advantage of these emerging opportunities.”

Conference Call

Management will hold a conference call at 3:00 P.M. Pacific (6:00 P.M. Eastern) today to discuss the executive transition announcement. To access the call in the U.S., please dial 866-531-1286, and for international callers dial 706-643-3789 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 66825888.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the impact of the departure of Mr. Nothhaft and the appointment of Dr. Young, the impact of the reorganization of our Imaging & Optics segment, the impact of the retention of

GCA Savvian Advisors, LLC as the company’s financial advisor, the exploration of various alternatives for the Imaging & Optics business, the size of market opportunities, growth of the company’s served markets, industry and technology trends, use of the company’s technology in additional applications, impact of volume pricing adjustments in our Micro-electronics segment and revenue growth in our Imaging & Optics segment, future investment and development resources, the expansion of the company’s intellectual property portfolios, and the company’s IP protection efforts, including litigation. Material factors that may cause results to differ from the statements may include changes to the company’s plans or operations relating to its businesses and groups, market or industry conditions, delays, setbacks or losses relating to the company’s intellectual property or intellectual property litigations, or any invalidation or limitation of the company’s key patents; fluctuations in the company’s operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect the company’s ability to protect its intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt the company’s technologies; competing technologies; the future expiration of the company’s patents; the future expiration of the company’s license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to identify or complete a favorable transaction with respect to the Imaging & Optics business; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with the company’s existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2010, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, includes more information about factors that could affect the company’s financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera’s website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc., headquartered in San Jose, California, develops, invests in, licenses and delivers innovative miniaturization technologies and products for next-generation electronic devices. More than 65% of Tessera’s employees are dedicated technologists or inventors. The company’s micro-electronics solutions enable smaller, higher-functionality devices through chip-scale and wafer-level packaging, silicon-level interconnect and 3-D packaging, as well as silent air cooling technology. Tessera’s imaging and optics solutions provide cost-effective, high-quality camera functionality in consumer electronic products through technologies that include Extended Depth of Field (EDOF), zoom and MEMS-based auto-focus. The company also offers custom micro-optics for semiconductor lithography, communications, medical, industrial and other applications. For information call 1.408.321.6000 or go to www.tessera.com.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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